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                                                                    Exhibit 99.1

Thursday July 19, 3:32 pm Eastern Time

Press Release

GE Medical Systems To Acquire Data Critical Corporation

Invests in Wireless Health Care

Rapid Adoption of Wireless Technologies to Improve Clinical Productivity Amid Acute Labor Shortage in Health Care

MILWAUKEE & BOTHELL, Wash.--(BUSINESS WIRE)--July 19, 2001-- The GE Medical Systems business of General Electric Company (NYSE: GE - news), announced today that it has signed a definitive agreement to acquire Data Critical Corporation (Nasdaq: DCCA - news), an innovator in wireless communication technologies for health care customers. In this transaction, Data Critical Corporation shareholders will receive $3.75 per share payable in cash for each Data Critical Corporation share they own.

"Wireless technologies are critical to the delivery of patient care in today's hospital environment, which faces acute labor shortages and financial pressures," said Greg Lucier, president and CEO of GE Medical Systems Information Technologies. "The health care industry's focus on raising clinical productivity while improving the quality of medical care has made doctors and nurses hungry for technological advancements that provide real-time patient information anywhere in the hospital."

Data Critical is a pioneer in wireless communication technologies for health care, which is rapidly growing and expected to become a $2 billion industry within the next five years. In June, Data Critical completed the acquisition of VitalCom, giving it the broadest portfolio in the industry of wireless systems that provide patient vital signs and medical record information to caregivers. Today, Data Critical's wireless systems are installed in more than 400 hospitals in the U.S. and provide more than 15,000 clinicians with the real-time information they need to make informed clinical decisions for their patients.

According to Lucier, the union of GE's advanced patient monitoring networks, clinical information systems, and IT implementation experience, with Data Critical's wireless technologies, will present health care providers with the first end-to-end mission critical clinical information system.

"We are extremely excited about this acquisition which will allow our technologies to become part of a holistic information solution for clinicians around the world," said Richard Earnest, Chief Executive Officer of Data Critical. "Data Critical has a proven record of inventing innovative products that improve the quality of patient care. With the backing and resources of GE, our future in wireless technology is very bright."

Kevin King, vice president of Clinical Systems at GE said, "Similar to other industries, wireless communication is at the forefront of nearly every hospital's pursuit to maximize its clinical staff's productivity. Now more than ever before, doctors and nurses are stretched to care for even more patients, and at the same time improve the quality of care. Technology solutions such as Data Critical's wireless systems, coupled with GE's advanced patient monitoring systems, provide a set of integrated tools that can help them do both untethered from the bedside."
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Over the last several years, GE Medical has invested more than $1.5 billion in technologies to help hospitals better manage clinical workflow. The addition of Data Critical's wireless technologies will play an integral role in the foundation for a new generation of wireless informatics that will dramatically improve clinical productivity.

The transaction, which is subject to Data Critical shareholder and regulatory approvals and other customary conditions, is expected to be complete by the end of third quarter, 2001. In connection with the definitive agreement, Data Critical granted GE an option to acquire newly issued shares of Data Critical common stock, representing 19.9% of its total shares outstanding, at the $3.75 per share transaction price. In addition, shareholders representing 33% of the Data Critical shares outstanding have agreed, among other things, to vote their shares in favor of the proposed acquisition. The agreement has been approved by the board of directors of Data Critical. US Bancorp Piper Jaffray provided a fairness opinion to Data Critical.

About GE Medical Systems Information Technologies

GE Medical Systems Information Technologies is a global leader in providing solutions for the reliable and efficient acquisition, analysis and management of clinical data in healthcare facilities around the world. The company, headquartered in Milwaukee, Wisconsin, offers cardiology, patient monitoring, image management, clinical information systems and consultative services.

GE Medical Systems is an $8 billion global leader in medical technology and services, employing nearly 25,000 people worldwide. Additional information about GE Medical Systems can be found on the company's web site at www.gemedicalsystems.com.

About Data Critical Corporation

Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical health care data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM) and software for managing the care of cardiac patients with implanted devices. Data Critical's VitalCom subsidiary develops PatientNet(TM), a real-time open and wireless patient information network. Additional information about Data Critical is available at www.datacritical.com.

Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's periodic filings with the SEC including its 10K, 10Q and registration statement on Form S-1 that was declared effective on Nov. 8, 1999. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

Contact:
     Data Critical Corporation
     Michael Singer, 425/482-7000
       or
     Paul Nicholson, 425/482-7000
       or
     GE Medical Systems
     Jennifer Christiansen, 414/362-2544
       or
     Patrick Jarvis, 262/544-3668

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